Exhibit 16

January 16, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 16, 2004, of Tidewater Inc. and are in agreement with the statements contained in paragraphs (a), (b), (c), (d), (e) and (g) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP

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